                                                                    EXHIBIT 99.1

[LOGO OF MGI PHARMA, INC.]


NEWS RELEASE                                CONTACT:
                                                Maggie P. Knack
FOR IMMEDIATE RELEASE                           Director, Investor Relations
April 17, 2002                                  952-346-4771
                                                IR@mgipharma.com


                  MGI PHARMA REPORTS 2002 FIRST QUARTER RESULTS

        Lonnie Moulder To Be Named President and Chief Operating Officer;
                Charles Blitzer To Be Named Chairman of the Board

MINNEAPOLIS, April 17, 2002 -- MGI PHARMA, INC., (Nasdaq: MOGN) today reported that total revenues decreased 23 percent to $5.8 million in the 2002 first quarter from $7.6 million in the first quarter a year ago. Total costs and expenses increased 12 percent to $12.4 million in the 2002 first quarter from $11.1 million in the 2001 first quarter. The Company reported a net loss of $6.3 million, or $0.25 per share, in the first quarter of 2002 compared to a net loss of $3.1million, or $0.19 per share, in the first quarter of 2001.

As noted in previous quarterly news releases, the surprisingly strong growth in sales of Salagen(R) Tablets (pilocarpine hydrochloride) during 2001 included growth of underlying patient demand, an increase in unit prices and an increase in the quantity of inventory within distribution channels, especially at wholesale distributors. In the first quarter of 2002, our sales of Salagen Tablets declined 21 percent, or $1.2 million, compared to the first quarter of 2001. This occurred because wholesaler inventory quantities were being reduced, even though patient prescription growth continued. The increase in costs and expenses was primarily due to increased drug development activity.

Executive Management Update
---------------------------
The MGI PHARMA board of directors intends to appoint Lonnie Moulder, 44, to the position of president and chief operating officer of the Company at its May 14, 2002 board meeting. Mr. Moulder has served as executive vice president of MGI since September 1999, and has more than 20 years of pharmaceutical industry experience. Mr. Moulder previously held a number of positions with Hoechst Marion Roussel, now Aventis Pharma, and its predecessor companies, Marion Laboratories and Marion Merrell Dow Pharmaceuticals, where he was pivotal in the establishment of an oncology franchise. In his new role, his responsibilities will include managing company operations and advancing strategies for the growth of MGI.

Charles Blitzer, 61, will remain chief executive officer of the corporation, and will also be appointed chairman of the board of directors. These executive promotions will take effect upon board resolution on May 14.
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MGI PHARMA, Inc.
Reports 2002 First Quarter Results; Announces Executive Promotions
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"We are pleased about the near-term appointment of Lonnie Moulder as our president and chief operating officer this May," said Chuck Blitzer, president and chief executive officer of MGI since 1996. "Lonnie's leadership has been instrumental during the last two years in advancing our Company's strategies and expanding MGI's commercial presence in the oncology market. Lonnie's strong experience, energy and executive leadership will now help take our Company to its next exciting level as we transition even more into a commercially-oriented entity."

"We are also grateful for the leadership of Hugh Miller, who has served as our board chairman for nearly four years," said Mr. Blitzer. "We are equally pleased that Hugh will be remaining as a director on our board and that we will continue to benefit from his many contributions."

Recent Company Highlights
-------------------------

Palonosetron Update

Palonosetron is a potent, highly selective 5-HT3-receptor antagonist with an extended half-life, in late-stage development in North America and Europe for the prevention of chemotherapy-induced nausea and vomiting (CINV). Recent highlights include:

         o        Phase 3 Palonosetron Data Meets Endpoint - This morning, MGI
                  -----------------------------------------
                  and its partner HELSINN HEALTHCARE SA of Lugano, Switzerland, announced that preliminary analysis of the pivotal Phase 3 trials of their investigational agent palonosetron shows that palonosetron met the 24-hour complete response primary efficacy endpoint. In addition, the complete response rate for the 24 - 120 hour (days 2 through 5) time period favored palonosetron over the comparator agents, which are currently marketed 5-HT3 antagonists. The companies confirmed that submission of the New Drug Application for palonosetron in the U.S. is planned to occur in the third quarter of 2002. In January, the companies announced the completion of patient treatment in the Phase 3 program.

         o        Phase 2 Palonosetron Data at ASCO 2002 -- MGI and HELSINN
                  --------------------------------------
                  received notification that data from a previous Phase 2 clinical trial of palonosetron have been accepted for poster presentations at this year's annual meeting of the American Society of Clinical Oncology (ASCO) taking place in Orlando in May. Two poster presentations are scheduled: Phase 2 efficacy data on Monday morning, May 20, and Phase 2 pharmacokinetic data on Tuesday morning, May 21.

Irofulven Update

Irofulven, MGI's novel compound with a unique mechanism of action and demonstrated activity in a variety of cancers, is the first product candidate being developed by the Company from its family of proprietary anti-cancer compounds called acylfulvenes. First quarter activities include the following:
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MGI PHARMA, Inc.
Reports 2002 First Quarter Results; Announces Executive Promotions
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         o        As announced separately today, MGI has stopped its Phase 3 trial of irofulven in advanced-stage, gemcitabine-refractory pancreatic cancer patients. MGI will continue its broad development program aimed at other tumor targets.

         o MGI initiated a Phase 1 dose-escalating clinical trial of irofulven in combination with the anti-tumor agent cisplatin in patients with advanced solid tumors. Up to 40 patients will be enrolled in this international, multi-center study.

         o MGI presented five posters at this year's American Association for Cancer Research (AACR) meeting held earlier this month in San Francisco, which included data on the synergistic anti-tumor activity and unique mechanism of action of irofulven. The preclinical and clinical data presented support MGI's ongoing development plans for irofulven in a variety of cancers, including further combination trials with other therapies.

MG98 Update

MGI and its partner MethylGene Inc., of Montreal, Canada, are developing MG98, a second-generation antisense, for the purpose of blocking production of DNA methyltransferase, which may allow tumor suppressor genes that have been silenced by hypermethylation to be re-activated.

         o During the first quarter, MGI and MethylGene initiated a Phase 1 / 2 dose optimization clinical trial of MG98, a second-generation antisense inhibitor of DNA methyltransferase, in patients with advanced myelodysplastic syndrome (MDS) or relapsed/refractory acute myeloid leukemia (AML).

         o An exploratory Phase 2 clinical trial of MG98 in head and neck cancer was closed, due to lack of activity against this tumor type at the dose and schedule of MG98 tested. A Phase 2 clinical trial of MG98 in renal cell carcinoma is ongoing.

         o MethylGene scientists presented a poster on MG98 at the recent AACR annual meeting. The preclinical study data focused on the specific inhibition of the DNA methyltransferase subtype DNMT1 by both MG98 and 5-aza-deoxycytidine (5-aza-dC). The combination of MG98 and 5-aza-dC potentiated the ability of one another to reactivate silenced tumor suppressor genes in human tumor cell lines.

2002 Financial Outlook
----------------------
This section provides forward-looking information about MGI PHARMA's financial outlook for 2002. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

For the year ended December 31, 2002, we currently expect:
         o        Product sales to be approximately $30 million,
         o Cost of product sales as a percent of sales revenue to range from 10 to 15 percent,
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MGI PHARMA, Inc.
Reports 2002 First Quarter Results; Announces Executive Promotions
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         o        Licensing revenue to be approximately $3 million,
         o R&D and selling, general and administrative expenses to be less than $65 million,*
         o Amortization expense related to the acquisition of Hexalen capsules to be approximately $1.2 million,
         o        Net loss to be approximately $35 million,* and
         o        Cash use of approximately $30 million.*

*Reductions from prior guidance.


Updated Conference Call & Webcast Information
---------------------------------------------
MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 17, 2002 at 9:00 a.m. Eastern Time. The Company's executive management team will review first quarter 2002 financial results, discuss preliminary analysis of the palonosetron Phase 3 trial results, discuss the irofulven Phase 3 trial announcement, answer questions from analysts and investors, and provide commentary on MGI's product portfolio and business outlook. All interested parties are welcome to access the webcast via the Company's Web site at www.mgipharma.com. The audio webcast will be archived on
                      ------------------
the Company's Web site for a limited period of time. This conference call was re-scheduled from Wednesday afternoon to this earlier 9:00 a.m. morning time.

About MGI PHARMA
----------------
MGI PHARMA, Inc. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI is building a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. The Company focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's Web site at www.mgipharma.com.
------------------


This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA's product candidates, such as palonosetron and irofulven, to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA's marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission including in
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MGI PHARMA, Inc.
Reports 2002 First Quarter Results; Announces Executive Promotions
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Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.
                                     (more)
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MGI PHARMA, Inc.
Reports 2002 First Quarter Results; Announces Executive Promotions
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                                MGI PHARMA, INC.
                            Statements of Operations
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                   2001               2002
                                               ------------       ------------
Revenues:
  Sales                                        $  6,984,108       $  5,302,773
  Licensing                                         591,669            499,099
                                               ------------       ------------
                                                  7,575,777          5,801,872
                                               ------------       ------------
Costs and Expenses:
  Cost of sales                                     789,353            685,829
  Selling, general and administrative             6,492,775          7,170,326
  Research and development                        3,553,818          4,262,662
  Amortization                                      295,494            295,495
                                               ------------       ------------
                                                 11,131,440         12,414,312
                                               ------------       ------------

Loss before interest                             (3,555,663)        (6,612,440)
Interest income                                     436,166            319,870
                                               ------------       ------------
Net loss                                       $ (3,119,497)      $ (6,292,570)
                                               ============       ============

Net loss per common share:

  Basic                                        $      (0.19)      $      (0.25)

  Assuming Dilution                            $      (0.19)      $      (0.25)

Weighted average number of common shares:
                     Basic                       16,532,670         25,033,952
                     Assuming dilution           16,532,670         25,033,952


                               Balance Sheet Data
                                   (Unaudited)

                                               December 31,         March 31,
                                                  2001                2002
                                               ------------       ------------

Cash and marketable investments                 $77,712,480        $69,022,365
Total assets                                     97,668,023         89,984,148
Total stockholders' equity                       68,934,711         63,289,606

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